Exhibit 5.3

[Letterhead of Allen and Gledhill LLP]

2 March 2009

General Maritime Corporation
299 Park Avenue
New York, New York 10171

Attn: Mr David J. Levine

Dear Sirs

Amendment No. 1 to Form S-3 Registration Statement of General Maritime Corporation (“GMC”) with General Maritime Crewing Pte. Ltd. (the “Company”) as Co-Registrant

1	Introduction

We refer to the Amendment No. 1 to Form S-3 Registration Statement (the “Registration Statement”) to be filed by GMC and certain co-registrants, including the Company (the “Co-Registrants”) with the Securities and Exchange Commission relating to the offering from time of (i) debt securities of GMC (the “Debt Securities”) which may be issued pursuant to an indenture (the “Indenture”), as amended or supplemented from time to time, to be entered into between GMC, the trustee named in the Indenture and the guarantors listed on the signature page of the Indenture, including the Company, (ii) shares of preferred stock of GMC, (iii) shares of common stock of GMC, (iv) warrants to purchase securities of GMC, (v) rights to purchase securities of GMC and (vi) units comprising any one of the foregoing, having an initial offering price up to US$500,000,000, and guarantees of the Debt Securities issued by one or more of the Co-Registrants (the “Guarantees”).

2	Singapore law

This opinion is limited to Singapore law as applied by the Singapore courts and published and in effect on the date of this Opinion, and the facts and circumstances in existence on the date of this Opinion. We assume no obligation to revise or supplement this Opinion should any such law be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

The Opinion is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Singapore law.

3	Scope of Enquiry

For the purpose of this opinion, we have examined the following documents:

3.1	a draft of the form of Indenture sent to us via electronic mail on 21 January 2009, with an updated draft version sent to us via electronic mail on 25 February 2009;

3.2
in relation to the Company, certified copies of its Memorandum and Articles of Association, Certificate Confirming Incorporation of Company dated 5 August 2004 and Certificate Confirming Incorporation of Company under the New Name dated 22 October 2004 sent to us on 23 January 2009;

3.3
certified copies of the resolutions of the Board of Directors of the Company passed by way of circulation on 5 February 2009 (“Directors’ Resolutions”) and Minutes of a meeting of the sole shareholder of the Company deemed to be held on 5 February 2009 (the “Shareholder Resolution”);

3.4
the results of the company search conducted electronically on 2 March 2009 of the public files maintained by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) in respect of the Company (the “ACRA Search”); and

3.5
the results of the composite litigation and winding up searches conducted electronically on 6 February 2009 at the Lawnet Service Bureau of the Supreme Court of Singapore on the Company in respect of years 2008 and 2009 (the “Winding-Up and Court Searches”).

4	Assumptions

For the purpose of this Opinion, we have assumed:

4.1	that all copy documents conform to the originals and all originals are genuine and complete;

4.2	the genuineness of all signatures and seals;

4.3	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

4.4
that the copies of the Memorandum and Articles of Association of the Company, Certificate Confirming Incorporation of Company dated 5 August 2004 and Certificate Confirming Incorporation of Company Under The New Name dated 22 October 2004 submitted to us for examination are true, complete and up-to-date copies up to the date of this Opinion;

4.5
that the information disclosed by the ACRA Search is accurate and complete as at the date of the ACRA Search and that no change to the information disclosed by the ACRA Search has occurred in the interval between the date and time of the ACRA Search and the date of this Opinion;

4.6
that the information disclosed by the Winding-Up and Court Searches is accurate and complete as at the date of the Winding-Up and Court Searches and that no change to the information disclosed by the Winding-Up and Court Searches has occurred in the interval between the date and time of the Winding-Up and Court Searches and the date of this Opinion;

4.7
that the Shareholder Resolution referred to in paragraph 3.3 is a true record of the proceedings described in them in a duly convened, constituted and quorate meeting deemed to be held and the resolutions set out in those minutes were validly passed and remain in full force and effect without modification, and the Directors’ Resolutions were validly passed and remain in full force and effect without modification;

4.8	that GMC is the holding company of the Company;

4.9
that the execution and delivery of the Indenture by the Company and any issue of Guarantees thereunder will sufficiently benefit and is in the best interests of the Company, and there is no bad faith, fraud, undue influence, coercion or duress on the part of or in relation to any party to the Indenture or their respective directors, employees or agents;

4.10	none of the documents examined by us have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise);

4.11
that the Company has not taken any corporate action and no other steps have been taken or legal proceedings (other than legal proceedings as disclosed in the Winding-Up and Court Searches) have been commenced against it for its winding-up, dissolution or reorganization; and

4.12	for the purposes of our opinion in paragraph 5.3 below, we have further assumed:

(a)
that prior to and at the time of the issue of any Guarantee, none of the documents examined by us will have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise), including but not limited to the Memorandum and Articles of Association of the Company and the Indenture;

(b)	that the Indenture constitutes valid and legally binding obligations of the parties thereto for all purposes under all applicable laws;

(c)	that prior to and at the time of the issue of any Guarantee, GMC will be the holding company of the Company;

(d)
that the specific terms of the agreement, transaction or arrangement or otherwise relating to the issue of a Guarantee by the Company pursuant to the Indenture will be validly authorised by the Company;

(e)	that when the Company issues a Guarantee pursuant to the Indenture:

(i)	it is solvent and able to pay its due debts and has no reason to think that it would become unable to pay its due debts as a result of the issue of such Guarantee;

(ii)	it is not engaged or about to engage in business for which its financial resources are unreasonably small; and

(iii)	it is not incurring an obligation knowing it would be unable to perform that obligation when called on to do so.

5	Opinion

On the basis of the foregoing and subject to the qualifications set forth below and to any matters not disclosed to us, we are of the following opinion:

5.1
The Company has been incorporated and is existing as a private company with limited liability under the Companies Act, Chapter 50 of Singapore. The ACRA Search on the Company and the Winding Up and Court Searches revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager. It should be noted that the ACRA Search on the Company is not capable of revealing whether or not a winding-up petition has been presented.  Notice of a winding-up order made or resolution passed or a receiver of a judicial manager appointed may not be filed at the ACRA in Singapore immediately.

5.2	The Company has taken all necessary corporate action to authorise the execution of the Indenture under its Memorandum and Articles of Association.

5.3	The Company has the requisite corporate power to enable it to issue the Guarantees pursuant to the Indenture.

6	Qualifications

This opinion is subject to the following qualifications:

6.1
This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	The enforcement in Singapore of the Guarantees issued under the Indenture will be subject to Singapore rules of civil procedure.

6.3	Enforcement may be limited by general principles of equity – for example, in Singapore, remedies such as specific performance and injunction may not be available.

6.4	Claims may become barred under the Limitation Act, Chapter 163 of Singapore or may be or become subject to set-off or counterclaim.

6.5	Where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal under the laws of that jurisdiction.

6.6
We express no opinion as to any liability relating to tax which may arise or be suffered as a result of or in connection with the Indenture or the issue of the Guarantees or any transactions contemplated thereby.

7	Consent and Reliance

Save that Kramer Levin Naftalis & Frankel LLP may rely on this Opinion for purposes of rendering a legality opinion to GMC in connection with the Registration Statement, this Opinion is addressed to you solely for your benefit. Save as provided by the foregoing, it is not to be transmitted to anyone else, or used or relied upon by any other person, or quoted or referred to in any public document or filed with anyone, or relied upon by you for any other purposes without our prior written consent.

Subject to the foregoing, we hereby consent to the use of this Opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP